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Exhibit 10.50

TRANSACTION CONFIRMATION FOR IMMEDIATE DELIVERY	EXHIBIT A

Shell Energy North America (US), L.P.	Date: April 3, 2009 Transaction Confirmation #:

This Transaction Confirmation is subject to the Base Contract between Seller and Buyer dated March 30, 2009. The terms of this Transaction Confirmation shall be binding upon execution by the parties.

SELLER:
Dallas Clean Energy, LLC ("DCE")
c/o Cambrian Energy Management LLC
624 South Grand Avenue, Suite 2420
Los Angeles, CA 90017-3325
Attn: Evan G. Williams
Phone: 213.628.8312
Fax: 213.488.9890
With copies of notices to:
Clean Energy
3020 Old Ranch Parkway, Suite 200
Seal Beach, CA 90740
Phone: 562-493-2804
Fax: 562-493-4532
Attn: General Counsel
Base Contract No.
Transporter:
Transporter Contract No.:	BUYER:
Shell Energy North America (US), L.P. ("Shell Energy")
909 Fannin, Plaza Level One
Houston, Texas 77010
Attn: Contract Administration
Phone: 713.767.5400
Fax: 713.265.2171
Base Contract No. 010-NG-BS-15195
Transporter:
Transporter Contract Number:

Contract Price: See Contract Price below under "Special Conditions"

Delivery Period: Begin:    April 4, 2009                        End:    March 31, 2024

Performance Obligation and Contract Quantity: Subject to the Special Conditions set forth below Buyer shall purchase all gas produced from the Project for each year of the Delivery Period up to the MDV (as defined below):

Firm (Fixed Quantity):	Firm (Variable Quantity):X	Interruptible:
0 MMBtus/day		MMBtus/day
☐ EFP
SEE SELLER'S AND BUYER'S FIRM OBLIGATIONS below

Delivery Point(s): Sweetie Peck on EPNG

Buyer and Seller agree that Seller is solely responsible for all transportation and related pipeline charges for the transportation of gas from the Project to the Delivery Point.

Special Conditions

Definitions and General Terms and Conditions

"EPNG" means El Paso Natural Gas Pipeline.

Gas Nominations: Seller agrees to nominate RNG volumes by 9:00 a.m. PPT on the business day prior to any weekday and on or before 9:00 a.m. PPT on Friday for delivery on Saturday, Sunday and Monday.

"Lender" means any person or entity providing at any time debt or lease financing to Seller and/or Seller's members, corporate affiliates, successors and assigns for any business purpose related to the Project and secured in part, directly or indirectly, by Seller's interest in one or both of the Base Contract and the Transaction Confirmation.

Copyright © 2002 North American Energy Standards Board, Inc.	NAESB Standard 6.3.1
All Rights Reserved	April 19, 2002
***
Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

Maximum Daily Volume ("MDV"): MDV is the maximum amount of RNG produced by the Project that will be sold to Buyer and the amount of transportation capacity that will be deducted from the fixed price. MDV shall be equal to the volumes set forth in the Table below. Notwithstanding anything contained herein to the contrary, until the successful permitting, construction and commencement of commercial operation of an expansion to the existing gas processing facility that is part of the Project to at least 15 million standard cubic feet per day inlet capacity of raw landfill gas, the MDV shall be equal to 4500 MMBtu/day; provided however, that no increases from the 4500 MMBtu/day MDV will be effective unless Seller has given Buyer eight Months' prior written notice of the expected commencement date of the expansion.

Buyer and Seller agree that irrespective of actual gas volumes delivered under this Transaction Confirmation that Seller is fully responsible for all EPNG Firm Monthly Reservation Charges for the MDV capacity for the entire Delivery Period to the extent that such EPNG capacity has been contracted by Buyer.

Seller's and Buyer's Firm Obligation: Seller agrees to deliver to Buyer and Buyer agrees to purchase, on a daily Firm basis, all RNG produced from the Project up to the MDV, except for (a) and (b) below.

  Table:

Delivery	(MDV)
April 2009 through September 2010	4500 MMBtu per day
October 2010 to December 2010	5200 MMBtu per day
Calendar Year 2011	5300 MMBtu per day
Calendar Year 2012	5400 MMBtu per day
Calendar Year 2013	5300 MMBtu per day
Calendar Year 2014	5300 MMBtu per day
Calendar Year 2015 to 2018	5000 MMBtu per day
Calendar Year 2019 to March 2024	6000 MMBtu per day
  a.
  RNG actually consumed in the process ("Consumed RNG") of making raw landfill gas pipeline quality is excluded from this transaction when total Project daily RNG production is less than or equal to the sum of MDV plus Consumed RNG. When total Project daily RNG production is greater than the sum of MDV plus Consumed RNG, Buyer shall get the full MDV.

  b.
  On sixty (60) days' prior written notice to Buyer, DCE may elect to reserve (and thus reduce MDV) up to 500 MMBtu's of daily production for use or sale as a vehicle fuel, in connection with any agreement between DCE or any DCE affiliate with the City of Dallas or other refuse collection fleet, provided that Buyer shall have the right to request the associated meter data to validate the amounts reduced from production. Seller agrees to provide said meter data to Buyer promptly.

In the event the actual RNG volumes for an entire year average less than 50% of the MDV, then upon receipt of written request from Buyer, Buyer and Seller will meet for the purpose of discussing whether it is appropriate to adjust the MDV.

"PPT" mean Pacific Prevailing Time.

"Project" means Seller's McCommas Bluff Landfill Gas Processing Facility in Dallas, Texas.

"Renewable Natural Gas" ("RNG") means Gas production from the Project that:

  (i)  consists of pipeline-quality Landfill Gas, as that term is defined in the California Energy Commission's ("CEC") Renewable Energy Program Overall Program Guidebook (January 2008); and

  (ii)  contains all the environmental attributes associated with the use of a pipeline quality Landfill Gas-derived fuel for the generation of electric power, but excluding (a) any federal or state tax credits associated with the collection, production, transfer or sale of such Landfill Gas (unless an amount equal to 115% of such tax credits are added to the purchase price for the Renewable Natural Gas and paid as earned), (b) any emission reduction credits required or available for the operation of a Landfill Gas processing facility at the Landfill to convert collected Landfill Gas to pipeline quality gas standards, and (c) any credits or payments associated with the reduction in or avoidance of Greenhouse Gas emissions at the Landfill,

***
Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

2

  including emission reduction credits, verified emission reductions, voluntary emission reductions, offsets, allowances, voluntary carbon units, avoided compliance costs, emission rights and authorizations, and CO2 reduction and sequestration. For purposes hereof, "Greenhouse Gas" means carbon dioxide (CO2), methane (CH4), nitrous oxide (N2O), hydrofluorocarbons, perfluorocarbons, sulphur hexafluoride, or any other substance or combination of substances that may become regulated or designated as Greenhouse Gases under any federal, state or local law or regulation, or any emission reduction registry, trading system, or reporting or reduction program for Greenhouse Gas emission reductions that is established, certified, maintained, or recognized by any international, governmental (including U.N., federal, state, or local agencies), or non-governmental agency from time to time, in each case measured in increments of one metric tonne of carbon dioxide equivalent.

  (iii).  Seller represents and warrants that all gas scheduled hereunder for purchase by Buyer shall be RNG Gas. Notwithstanding the foregoing, Seller shall transfer and assign or cause to be transferred and assigned without additional cost to Buyer such number of GHG emission reduction credits whether from the Project or a comparable number of such credits from another source, as may be reasonably required, as determined by the CEC or other applicable regulatory authority, to achieve zero net emissions associated with the kilowatt hours of electricity attributable to the use of the RNG supplied by Seller to be utilized by Buyer in its multi-fuel generating facility that meets the eligibility standards for certification under the CEC's Renewables Portfolio Standard Eligibility Guidebook, (Third Edition, January 2008) or successor standards. To implement this transfer, Buyer shall provide to Seller at least 30 days notice, requesting Seller to transfer the specified number of required GHG emission reduction credits together with an explanation of why such GHG reduction credits will be required to achieve zero net emissions with respect to the kilowatt-hours anticipated to be produced using the RNG sold by Seller hereunder. Seller will transfer or cause the transfer of GHG emission reduction credits as soon as reasonably practicable.

"Surplus Daily Capacity" ("SDC") means any excess unutilized volumes of Buyer's EPNG transportation capacity resulting from the difference between the applicable MDV and the gas volumes actually nominated for a given gas day.

Term: Buyer shall have the exclusive right for the first 45 days of the last 60 day period of the initial Delivery Period to negotiate an extension of this Transaction at terms mutually agreeable to Buyer and Seller if at that end of the Delivery Period DCE has at least 5 years remaining on the term of the Landfill Gas Lease with the City of Dallas that is part of the Project that is not subject to any right of termination, for convenience or otherwise, in favor of the City of Dallas.

Contract Price:

As part of the pricing formulas and volume terms and conditions below the Fixed Price component is:

•
[***] per MMBtu for April to December 2009
•
[***] per MMBtu for January to December 2010
•
[***] per MMBtu for January 2011 to March 2024

Contract Price for actual gas volumes delivered by Seller to Buyer:

Buyer shall pay Seller the Fixed Price per MMBtu multiplied by the actual volume of MMBtus delivered less the EPNG Firm Monthly Reservation Charge multiplied by the MDV and less the EPNG variable charges and a Determined Value for fuel losses* multiplied by the actual daily volumes.

*
For purposes hereof, the Determined Value for fuel losses shall be equal to a "monetized value" for fuel losses equal to the percentage set forth in the then applicable tariff of EPNG of actual daily volumes measured each day in MMBtus for fuel losses multiplied by the Gas Daily Permian Basin midpoint price.

During the Delivery period hereof, upon Seller's request, Buyer will convert the fuel formula above from a "monetized value" to an "in-kind" process based on the applicable EPNG tariff, (a reduction in volume equivalent to the fuel charges), if there are no regulatory limitations to such conversion.

As a 2009 daily illustrative example on a day with actual volumes delivered to Buyer of 3100 MMBtus, assuming EPNG charges are the following:

FIRM TRANSPORTATION

***
Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

3

Monthly Reservation	[***]
Base Usage*	[***]
Surcharges*	[***]
TOTAL	[***]

FUEL CHARGES*

*
Only paid for volume flowed. ([***] of 3100 MMBtus assuming [***]/MMBtu

As Gas Daily Permian Basin Midpoint price/MMbtu)
Price Payable or Firm Transportation Deduction Item Description	Price or Charge Per MMBtu	MMBtus to which Price or Charge Applies	Aggregate Price or Charge
Gross Revenues
Applicable Purchase Price for RNG	[***]	3,100	[***]
Firm Transportation EPNG Tariff Deductions
Monthly Reservation Charge (Based on full capacity reserved in MMBtus)	[***]	4,500	[***]
Base Usage (Based on actual volume flowed in MMBtus)	[***]	3,100	[***]
Surcharges (Based on actual volume flowed in MMBtus)	[***]	3,100	[***]
Fuel Charges (Based on value of 2.69% of actual volume flowed in MMBtus @ Gas Daily Permina Basin Midpoint price/MMBtu—assumed at $5.00/MMbtu for illustration)	[***] Assumed Midpoint Price for Purposes of Illustration	[***] × 3,100 = [***]	[***]
Net Price Payable After EPNG Firm Transportation Charges for Day			[***]

Optimization of Surplus Daily Capacity and Pricing:

Buyer shall provide optimization services to Seller for the Surplus Daily Capacity. Buyer and Seller shall share in equal positive values extracted from this optimization calculated as follows:

"Market Spread" means Gas Daily PG&E South midpoint minus Gas Daily El Paso Permian Basin midpoint

"EPNG Variable Charges" consist of Base Usage, Surcharges and Fuel

If Market Spread is greater than EPNG Variable Charges then:

Buyer shall credit to Seller Fifty percent (50%) of the difference between Market Spread less EPNG Variable Charges; multiplied by the Surplus Daily Capacity.

As a 2009 daily illustrative example, assuming that the Market Spread is $1.00/MMBtu and the SDC is 200 MMBtu consistent with the pricing example above and EPNG Variable Charges are the following:

***
Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

4

El PASO Variable Charges

Base Usage*	[***]
Surcharges*	[***]
Fuel (example using $5/MMBtu)	[***] of actual volume in MMBtus
TOTAL INCREMENTAL BEFORE FUEL	[***]

50% × (($1.00 × 200) - (([***] × 200) + ([***] × 200 × [***]))) = [***] due by Buyer to Seller for day.

Damages for Intra-Day Volume Changes.

The following damages shall constitute "Alternative Damages" to be effective in lieu of Section 3.2 of the Base Contract for the purposes of this Confirmation:

Seller shall be responsible for costs to Buyer associated with intra-day volume changes according to the following formula:

If Actual Volume Produced is greater than Nominated Volume, then (El Paso Permian Basin midpoint minus El Paso Permian Basin Absolute Low) * (Actual Volume Produced minus Nominated Volume)

If Actual Volume Produced is less than Nominated Volume (El Paso Permian Basin Absolute High minus El Paso Permian Basin midpoint) * (Nominated Volume minus Actual Volume Produced)

As an illustrative example, assuming the following Gas Daily prices on any one day:

Permian Abs High	Permian Abs Low	Permian Midpoint	Volume Nominated
6.78	6.56	6.64	1,000

If Actual Volume Produced was 1,500 MMBtu/day, then (6.64 - 6.56) * (1,500 - 1,000) = $40 due from Seller to Buyer for the day.

If Actual Volume Produced was 500 MMBtu/day, then (6.78 - 6.64) * (1,000 - 500) = $70 due from Seller to Buyer for the day.

Agency Agreement on Atmos Pipeline. Buyer agrees to be Seller's agent for purposes of scheduling and invoicing on the Atmos Pipeline and gathering system. Imbalances on Atmos Pipeline shall remain the financial responsibility of Seller but Buyer agrees to act on Seller's behalf to minimize any adverse impacts to the extent commercially and reasonably possible. The Parties agree to work out a mutually agreeable arrangement on credit for associated Atmos charges. For example, Seller may post a deposit of one month's average Atmos Pipeline charges with Buyer in order to enable Buyer to pay Atmos on Seller's behalf. Such charges shall then be deducted from Seller's monthly revenue.

Early Termination of this Transaction Confirmation:

  a.
  Each party hereto shall have the right to terminate this Transaction Confirmation upon 30 days' written notice given to the other party hereto if the California Energy Commission makes a written determination or adopts a ruling or regulation after the date of the Base Contract and this Transaction Confirmation that the RNG subject to this Transaction Confirmation and the Base Contract will from the date of such ruling or regulation no longer qualify as a California Renewable Portfolio Standard eligible fuel. Specifically such ruling or regulation by the California Energy Commission must be sufficiently specific so as to clearly apply to the Base Contract and the Transaction Confirmation and the RNG to be delivered and sold thereunder and not merely to renewable natural gas that is similar to or the same as the RNG, but that is not subject to a binding contract at the time that the California Energy Commission issues its ruling or regulation.

  b.
  Buyer shall have the right at its sole discretion to terminate this Transaction Confirmation upon 30 days' notice to Seller if the volumes of RNG gas scheduled and delivered, calculated monthly on a rolling two-year average, are less than an annual average of 630,720 MMBtu per year (2,083 MMBtu per day) measured at the Project interconnect with the Atmos pipeline system.

***
Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

5

Consent to Collateral Assignment:

Subject to the provisions hereunder, Seller shall have the right to assign this Agreement as collateral for any financing or refinancing of the gas processing facility located at the McCommas Bluff Landfill in Dallas, Texas and any replacements or expansions thereto, the collection system and any related equipment and contractual rights (the "Project").

In connection with any financing or refinancing of the Project by Seller, Buyer shall in good faith work with Seller and Lender to agree upon a consent to collateral assignment of this Agreement ("Collateral Assignment Agreement"); provided, however, if Seller and Lender are unable to reach agreement on the terms of such Collateral Assignment Agreement within sixty (60) days from the commencement of negotiations thereon, Seller shall have the right to terminate this Agreement upon the giving of written notice to Buyer.

The Collateral Assignment Agreement shall be in form and substance agreed to by Buyer, Seller and Lender, and shall include, among others, the following provisions:

  (a)
  Buyer shall give Notice of an Event of Default by Seller, to the person(s) to be specified by Lender in the Collateral Assignment Agreement, and shall provide Lender with a reasonable period of time to cure any such Event of Default or, if additional rights are needed by Lender to effectuate such cure, to gain sufficient rights from Seller to allow Lender to cure such Event of Default prior to exercising its right to terminate this Agreement as a result of such Event of Default;

  (b)
  Lender shall have the right to cure an Event of Default on behalf of Seller, only if Lender sends a written notice to Buyer prior to the end of any cure period including any extended cure period provided to Lender, indicating Lender's intention to cure. Lender must remedy or cure the Event of Default within the cure period under the Collateral Assignment Agreement; provided that, if such cure cannot be completed within the applicable cure period, then such cure must have been commenced within such cure period and diligently pursued to completion;

  (c)
  Cure periods for monetary defaults shall not exceed 15 days from the date the Lender is given Notice, and Buyer can give notice contemporaneously with the Notice given to Seller;

  (d)
  Cure periods for non-monetary defaults, other than an event of Seller's bankruptcy, shall, subject to the provisions of subparagraph (b) above, not exceed 60 days from the receipt of notice by Lender, and Buyer can give notice contemporaneously with the Notice given to Seller;

  (e)
  Cure periods in the event Seller becomes bankrupt, other than involuntary bankruptcy, shall be no longer than 30 days. Cure periods in the event Seller has an involuntary bankruptcy proceeding filed against it, shall be no longer than 60 days;

  (f)
  Buyer, Seller, and Lender shall agree that, subject to Buyer's compliance with the notice, written consent and cure rights of Lender set forth herein, nothing herein shall waive Buyer's right to terminate this Transaction Confirmation or will prevent the Transaction Confirmation from expiring on its own terms;

  (g)
  Buyer shall not be obligated to provide Lender with an opinion of counsel, but shall, if requested by Lender or Seller, timely provide Lender with an estoppel certificate with respect to this Agreement on terms reasonably requested by Lender or Seller;

  (h)
  Lender shall have the right to receive notice prior to any termination of this Agreement which does not arise out of an Event of Default, and Buyer shall not enter into any agreement of mutual termination of this Agreement without providing such notice to Lender;

  (i)
  Lender shall receive prior Notice of and the right to approve material amendments to this Agreement, which approval shall not unreasonably be withheld, delayed or conditioned, but in any event such approval will be deemed to have been given if no objection from Lender is received by Buyer within 15 Business Days after notice of any intent to amend;

  (j)
  In the event Lender, directly or indirectly, takes possession of, or title to the Project other than through a lease entered into solely for purposes of providing financing to Seller for all or any part of the Project (including possession by a receiver or title by foreclosure or deed in lieu of foreclosure), Lender shall assume all of Seller's obligations arising under this Agreement and all related agreements for only the period of time during which Lender has taken such possession (subject to such limits on liability as are mutually agreed to by Seller, Buyer and Lender as set forth in the Collateral Assignment Agreement);

***
Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

6

    provided that, Lender shall have no personal liability for (i) any monetary obligations of Seller under this Agreement which are due and owing to Buyer as of the assumption date, (ii) or that arise following any assignment of this Agreement and the assumption of its obligations by an assignee from Lender pursuant to the rights granted to Lender in any Collateral Assignment Agreement; provided further, however, that prior to such assumption, if Buyer advises Lender that Buyer will require that Lender cure (or cause to be cured) any Event of Default existing as of the possession date as to which the Lender has the power to cure, in order to avoid the exercise by Buyer (in its sole discretion) of Buyer's right to terminate this Agreement with respect to such Event of Default, then Lender at its option, and in its sole discretion, may elect to either:

  (i)
  Cause such Event of Default to be cured, or

  (ii)
  Not assume this Agreement;

  (k)
  If Lender elects to sell or transfer the Project (after Lender directly or indirectly, takes possession of, or title to the Project), or sale of the Project occurs through the actions of Lender (for example, a foreclosure sale where a third party is the buyer, or otherwise), then Lender must cause the transferee or buyer to assume all of Seller's obligations, and cure all defaults susceptible to being cured, arising under this Agreement and all related agreements as a condition of the sale or transfer. Such sale or transfer may be made only to an entity with financial qualifications and operating experience (whether directly or through a contract with an experienced operations and maintenance contractor) reasonably equivalent to Seller as of the Effective Date; and

  (l)
  If this Agreement is rejected in Seller's Bankruptcy or otherwise terminated in connection therewith and if Lender or its designee, directly or indirectly, takes possession of, or title to, the Project (including possession by a receiver or title by foreclosure or deed in lieu of foreclosure), Lender shall or shall cause its designee to cure all defaults susceptible to being cured under the Agreement that were not cured prior to or during any bankruptcy proceeding and to promptly enter into a new agreement with Buyer having substantially the same terms as this Agreement (other than terms that have already been performed under the Agreement as of such date), but specifically having identical pricing and delivery obligations and Buyer agrees to enter into such new agreement with Lender or its designee.

Seller:	Dallas Clean Energy, LLC	Buyer:	Shell Energy North America (US), L.P.
	By: Cambrian Energy Management LLC, its Manager	By:	/s/ Beth Bowman
By:	/s/ Evan G. Williams	Title:	Sr. Vice President
Title:	Manager	Date:	March 30, 2009
Date:	March 30, 2009
***
Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

7

Base Contract for Sale and Purchase of Natural Gas

This Base Contract is entered into as of the following date: March 30, 2009. The parties to this Base Contract are the following:

Shell Energy North America (US), L.P., a Delaware limited partnership Duns Number: [***] Contract Number: [***] U.S. Federal Tax ID Number: [***]	and	Dallas Clean Energy, LLC a Delaware limited liability company Duns Number: Contract Number: U.S. Federal Tax ID Number [***]

Notices:
4445 Eastgate Mall, Suite 100, San Diego, CA 92121
Attn: Contracts North America
Phone: (858) 320-1500                Fax: (858) 320-1550

 Confirmations:
909 Fannin, Plaza Level 1, Houston, TX 77010
Attn: Contracts North America
Phone: (713) 230-7505                Fax: (713) 265-2171

 Invoices and Payments:
909 Fannin, Plaza Level 1, Houston, TX 77010
Attn: Gas Accounting
Phone: (713) 767-5400                Fax: (713) 767-5445

 Wire Transfer or ACH Numbers (if applicable):
BANK: [***]
ABA: [***]
ACCT: [***]
Other Details:
624 So. Grand Ave. #2420, Los Angeles, CA 90017-3325
Attn: Evan G. Williams—Cambrian Energy Management LLC
Phone: (213) 628-8312                Fax: (213) 488-9890

624 So. Grand Ave. #2420, Los Angeles. CA 90017-3325
Attn: Evan G. Williams—Cambrian Enemy Management LLC
Phone: (213) 628-8312                Fax: (213) 488-9890

624 So. Grand Ave. #2420, Los Angeles, CA 90017-3325
Attn: Rhys Williams—Cambrian Energy Management LLC
Phone: (213) 628-8312                Fax: (213) 488-9890

BANK: [***]
ABA: [***]
ACCT: [***]
Other Details:

This Base Contract incorporates by reference for all purposes the General Terms and Conditions for Sale and Purchase of Natural Gas published by the North American Energy Standards Board. The parties hereby agree to the following provisions offered in said General Terms and Conditions. In the event the parties fail to check a box, the specified default provision shall apply. Select only one box from each section:

Section 1.2 Transaction Procedure	• Oral (default) ☐ Written	Section 7.2 Payment Date	• 25th Day of Month following Month of delivery (default) ☐ Day of Month following Month of delivery
Section 2.5 Confirm Deadline	• 2 Business Days after receipt (default) ☐ Business Days after receipt	Section 7.2 Method of Payment	• Wire Transfer (default) ☐ Automated Clearinghouse Credit (ACH) ☐ Check
Section 2.6 Confirming Party	☐ Seller (default) ☐ Buyer • Shell Energy North America (US), L.P.	Section 7.7 Netting	• Netting applies (default) ☐ Netting does not apply
Section 3.2 Performance Obligation	• Cover Standard (default) ☐ Spot Price Standard	Section 10.3.1 Early Termination Damages	• Early Termination Damages Apply (default) ☐ Early Termination Damages Do Not Apply
Note: The following Spot Price Publication applies to both of the immediately preceding.		Section 10.3.2 Other Agreement Setoffs	• Other Agreement Setoffs Apply (default) ☐ Other Agreement Setoffs Do Not Apply
Section 2.26 Spot Price Publication	• Gas Daily Midpoint (default) ☐	Section 14.5 Choice of Law	Texas
Section 6 Taxes	• Buyer Pays At and After Delivery Point (default) ☐ Seller Pays Before and At Delivery Point	Section 14.10 Confidentiality	• Confidentiality applies (default) ☐ Confidentiality does not apply
• Special Provisions Number of sheets attached: One (1) ☐ Addendum(s): None
***
Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the parties hereto have executed this Base Contract in duplicate.

SHELL ENERGY NORTH AMERICA (US), L.P. Party Name		DALLAS CLEAN ENERGY, LLC Party Name By Cambrian Energy Management LLC, Manager
By:	/s/ Beth Bowman	By:	/s/ Evan G. Williams
Name:	Beth Bowman	Name:	Evan G. Williams
Title:	Sr. Vice President	Title:	Manager

 General Terms and Conditions
Base Contract for Sale and Purchase of Natural Gas

SECTION 1.    PURPOSE AND PROCEDURES

1.1.  These General Terms and Conditions are intended to facilitate purchase and sale transactions of Gas on a Firm or Interruptible basis. "Buyer" refers to the party receiving Gas and "Seller" refers to the party delivering Gas. The entire agreement between the parties shall be the Contract as defined in Section 2.7.

The parties have selected either the "Oral Transaction Procedure" or the "Written Transaction Procedure" as indicated on the Base Contract.

Oral Transaction Procedure:

1.2.  The parties will use the following Transaction Confirmation procedure. Any Gas purchase and sale transaction may be effectuated in an EDI transmission or telephone conversation with the offer and acceptance constituting the agreement of the parties. The parties shall be legally bound from the time they so agree to transaction terms and may each rely thereon. Any such transaction shall be considered a "writing" and to have been "signed". Notwithstanding the foregoing sentence, the parties agree that Confirming Party shall, and the other party may, confirm a telephonic transaction by sending the other party a Transaction Confirmation by facsimile, EDI or mutually agreeable electronic means within three Business Days of a transaction covered by this Section 1.2 (Oral Transaction Procedure) provided that the failure to send a Transaction Confirmation shall not invalidate the oral agreement of the parties. Confirming Party adopts its confirming letterhead, or the like, as its signature on any Transaction Confirmation as the identification and authentication of Confirming Party. If the Transaction Confirmation contains any provisions other than those relating to the commercial terms of the transaction (i.e., price, quantity, performance obligation, delivery point, period of delivery and/or transportation conditions), which modify or supplement the Base Contract or General Terms and Conditions of this Contract (e.g., arbitration or additional representations and warranties), such provisions shall not be deemed to be accepted pursuant to Section 1.3 but must be expressly agreed to by both parties; provided that the foregoing shall not invalidate any transaction agreed to by the parties.

Written Transaction Procedure:

1.2.  The parties will use the following Transaction Confirmation procedure. Should the parties come to an agreement regarding a Gas purchase and sale transaction for a particular Delivery Period, the Confirming Party shall, and the other party may, record that agreement on a Transaction Confirmation and communicate such Transaction Confirmation by facsimile, EDI or mutually agreeable electronic means, to the other party by the close of the Business Day following the date of agreement. The parties acknowledge that their agreement will not be binding until the exchange of nonconflicting Transaction Confirmations or the passage of the Confirm Deadline without objection from the receiving party, as provided in Section 1.3.

1.3.  If a sending party's Transaction Confirmation is materially different from the receiving party's understanding of the agreement referred to in Section 1.2, such receiving party shall notify the sending party via facsimile, EDI or mutually agreeable electronic means by the Confirm Deadline, unless such receiving party has previously sent a Transaction Confirmation to the sending party. The failure of the receiving party to so notify the sending party in writing by the Confirm Deadline constitutes the receiving party's agreement to the terms of the transaction described in the sending party's Transaction Confirmation. If there are any material differences between timely sent Transaction Confirmations governing the same transaction, then neither Transaction Confirmation shall be binding until or unless such differences are resolved including the use of any evidence that clearly resolves the differences in the Transaction Confirmations. In the event of a conflict among the terms of (i) a binding Transaction Confirmation pursuant to Section 1.2, (ii) the oral agreement of the parties which may be evidenced by a recorded conversation, where the parties have selected the Oral Transaction Procedure of the Base Contract, (iii) the Base Contract, and (iv) these General Terms and Conditions, the terms of the documents shall govern in the priority listed In this sentence.

1.4.  The parties agree that each party may electronically record all telephone conversations with respect to this Contract between their respective employees, without any special or further notice to the other party. Each party shall obtain any necessary consent of its agents and employees to such recording. Where the parties have selected the Oral Transaction Procedure in Section 1.2 of the Base Contract, the parties agree not to contest the validity or enforceability of telephonic recordings entered into in accordance with the requirements of this Base Contract. However, nothing herein shall be construed as a waiver of any objection to the admissibility of such evidence.

SECTION 2.    DEFINITIONS

The terms set forth below shall have the meaning ascribed to them below. Other terms are also defined elsewhere in the Contract and shall have the meanings ascribed to them herein.

2.1.  "Alternative Damages" shall mean such damages, expressed in dollars or dollars per MMBtu, as the parties shall agree upon in the Transaction Confirmation, in the event either Seller or Buyer fails to perform a Firm obligation to deliver Gas in the case of Seller or to receive Gas in the case of Buyer.

2.2.  "Base Contract" shall mean a contract executed by the parties that incorporates these General Terms and Conditions by reference; that specifies the agreed selections of provisions contained herein; and that sets forth other information required herein and any Special Provisions and addendum(s) as identified on page one.

2.3.  "British thermal unit" or "Btu" shall mean the International BTU, which is also called the Btu (IT).

2.4.  "Business Day" shall mean any day except Saturday, Sunday or Federal Reserve Bank holidays.

2.5.  "Confirm Deadline" shall mean 5:00 p.m. in the receiving party's time zone on the second Business Day following the Day a Transaction Confirmation is received or, if applicable, on the Business Day agreed to by the parties in the Base Contract; provided, if the Transaction Confirmation is time stamped after 5:00 p.m. in the receiving party's time zone, it shall be deemed received at the opening of the next Business Day.

2.6.  "Confirming Party" shall mean the party designated in the Base Contract to prepare and forward Transaction Confirmations to the other party.

2.7.  "Contract" shall mean the legally-binding relationship established by (i) the Base Contract, (ii) any and all binding Transaction Confirmations and (iii) where the parties have selected the Oral Transaction Procedure in Section 1.2 of the Base Contract, any and all transactions that the parties have entered into through an EDI transmission or by telephone, but that have not been confirmed in a binding Transaction Confirmation.

2.8.  "Contract Price" shall mean the amount expressed in U.S. Dollars per MMBtu to be paid by Buyer to Seller for the purchase of Gas as agreed to by the parties in a transaction.

2.9.  "Contract Quantity" shall mean the quantity of Gas to be delivered and taken as agreed to by the parties in a transaction.

2.10.  "Cover Standard", as referred to in Section 3.2, shall mean that if there is an unexcused failure to take or deliver any quantity of Gas pursuant to this Contract, then the performing party shall use commercially reasonable efforts to (i) if Buyer is the performing party, obtain Gas, (or an alternate fuel if elected by Buyer and replacement Gas is not available), or (ii) if Seller is the performing party, sell Gas, in either case, at a price reasonable for the delivery or production area, as applicable, consistent with: the amount of notice provided by the nonperforming party; the immediacy of the Buyer's Gas consumption needs or Seller's Gas sales requirements, as applicable; the quantities involved; and the anticipated length of failure by the nonperforming party.

2.11.  "Credit Support Obligation(s)" shall mean any obligation(s) to provide or establish credit support for, or on behalf of, a party to this Contract such as an irrevocable standby letter of credit, a margin agreement, a prepayment, a security interest in an asset, a performance bond, guaranty, or other good and sufficient security of a continuing nature.

2.12.  "Day" shall mean a period of 24 consecutive hours, coextensive with a "day" as defined by the Receiving Transporter in a particular transaction.

2.13.  "Delivery Period" shall be the period during which deliveries are to be made as agreed to by the parties in a transaction.

2.14.  "Delivery Point(s)" shall mean such point(s) as are agreed to by the parties in a transaction.

2.15.  "EDI" shall mean an electronic data interchange pursuant to an agreement entered into by the parties, specifically relating to the communication of Transaction Confirmations under this Contract.

2.16.  "EFP" shall mean the purchase, sale or exchange of natural Gas as the "physical" side of an exchange for physical transaction involving gas futures contracts. EFP shall incorporate the meaning and remedies of "Firm", provided that a party's excuse for nonperformance of its obligations to deliver or receive Gas will be governed by the rules of the relevant futures exchange regulated under the Commodity Exchange Act.

2.17.  "Firm" shall mean that either party may interrupt its performance without liability only to the extent that such performance is prevented for reasons of Force Majeure; provided, however, that during Force Majeure interruptions, the party invoking Force Majeure may be responsible for any Imbalance Charges as set forth in Section 4.3 related to its interruption after the nomination is made to the Transporter and until the change in deliveries and/or receipts is confirmed by the Transporter.

2.18.  "Gas" shall mean any mixture of hydrocarbons and noncombustible gases in a gaseous state consisting primarily of methane.

2.19.  "Imbalance Charges" shall mean any fees, penalties, costs or charges (in cash or in kind) assessed by a Transporter for failure to satisfy the Transporter's balance and/or nomination requirements.

2.20.  "Interruptible" shall mean that either party may interrupt its performance at any time for any reason, whether or not caused by an event of Force Majeure, with no liability, except such interrupting party may be responsible for any lmbalance Charges as set forth in Section 4.3 related to its Interruption after the nomination is made to the Transporter and until the change in deliveries and/or receipts is confirmed by Transporter.

2.21.  "MMBtu" shall mean one million British thermal units, which is equivalent to one dekatherm.

2.22.  "Month" shall mean the period beginning on the first Day of the calendar month and ending immediately prior to the commencement of the first Day of the next calendar month.

2.23.  "Payment Date" shall mean a date, as indicated on the Base Contract, on or before which payment is due Seller for Gas received by Buyer in the previous Month.

2.24.  "Receiving Transporter" shall mean the Transporter receiving Gas at a Delivery Point, or absent such receiving Transporter, the Transporter delivering Gas at a Delivery Point.

2.25.  "Scheduled Gas" shall mean the quantity of Gas confirmed by Transporter(s) for movement, transportation or management.

2.26.  "Spot Price" as referred to in Section 3.2 shall mean the price listed in the publication indicated on the Base Contract, under the listing applicable to the geographic location closest in proximity to the Delivery Point(s) for the relevant Day; provided, if there is no single price published for such location for such Day, but there is published a range of prices, then the Spot Price shall be the average of such high and low prices. If no price or range of prices is published for such Day, then the Spot Price shall be the average of the following: (i) the price (determined as stated above) for the first Day for which a price or range of prices is published that next precedes the relevant Day; and (ii) the price (determined as stated above) for the first Day for which a price or range of prices is published that next follows the relevant Day.

2.27.  "Transaction Confirmation" shall mean a document, similar to the form of Exhibit A, setting forth the terms of a transaction formed pursuant to Section 1 for a particular Delivery Period.

2.28.  "Termination Option" shall mean the option of either party to terminate a transaction in the event that the other party fails to perform a Firm obligation to deliver Gas in the case of Seller or to receive Gas in the case of Buyer for a designated number of days during a period as specified on the applicable Transaction Confirmation.

2.29.  "Transporter(s)" shall mean all Gas gathering or pipeline companies, or local distribution companies, acting in the capacity of a transporter, transporting Gas for Seller or Buyer upstream or downstream, respectively, of the Delivery Point pursuant to a particular transaction.

SECTION 3.    PERFORMANCE OBLIGATION

3.1.  Seller agrees to sell and deliver, and Buyer agrees to receive and purchase, the Contract Quantity for a particular transaction in accordance with the terms of the Contract. Sales and purchases will be on a Firm or Interruptible basis, as agreed to by the parties in a transaction.

The parties have selected either the "Cover Standard" or the "Spot Price Standard" as indicated on the Base Contract.

Cover Standard:

3.2.  The sole and exclusive remedy of the parties in the event of a breach of a Firm obligation to deliver or receive Gas shall be recovery of the following: (i) in the event of a breach by Seller on any Day(s), payment by Seller to Buyer in an amount equal to the positive difference, if any, between the purchase price paid by Buyer utilizing the Cover Standard and the Contract Price, adjusted for commercially reasonable differences in transportation costs to or from the Delivery Point(s), multiplied by the difference between the Contract Quantity and the quantity actually delivered by Seller for such Day(s); or (ii) in the event of a breach by Buyer on any Day(s), payment by Buyer to Seller in the amount equal to the positive difference, if any, between the Contract Price and the price received by Seller utilizing the Cover Standard for the resale of such Gas, adjusted for commercially reasonable differences in transportation costs to or from the Delivery Point(s), multiplied by the difference between the Contract Quantity and the quantity actually taken by Buyer for such Day(s); or (iii) in the event that Buyer has used commercially reasonable efforts to replace the Gas or Seller has used commercially reasonable efforts to sell the Gas to a third party, and no such replacement or sale is available, then the sole and exclusive remedy of the performing party shall be any unfavorable difference between the Contract Price and the Spot Price, adjusted for such transportation to the applicable Delivery Point, multiplied by the difference between the Contract Quantity and the quantity actually delivered by Seller and received by Buyer for such Day(s). Imbalance Charges shall not be recovered under this Section 3.2, but Seller and/or Buyer shall be responsible for Imbalance Charges, if any, as provided in Section 4.5. The amount of such unfavorable difference shall be payable five Business Days after presentation of the performing party's invoice, which shall set forth the basis upon which such amount was calculated.

Spot Price Standard:

3.2.  The sole and exclusive remedy of the parties in the event of a breach of a Firm obligation to deliver or receive Gas shall be recovery of the following: (i) in the event of a breach by Seller on any Day(s), payment by Seller to Buyer in an amount equal to the difference between the Contract Quantity and the actual quantity delivered by Seller and received by Buyer for such Day(s), multiplied by the positive difference, if any, obtained by subtracting the Contract Price from the Spot Price; or (ii) in the event of a breach by Buyer on any Day(s), payment by Buyer to Seller in an amount equal to the difference between the Contract Quantity and the actual quantity delivered by Seller and received by Buyer for such Day(s), multiplied by the positive difference, if any, obtained by subtracting the applicable Spot Price from the Contract Price. Imbalance Charges shall not be recovered under this Section 3.2, but Seller and/or Buyer shall be responsible for Imbalance Charges, if any, as provided in Section 4.3. The amount of such unfavorable difference shall be payable five Business Days after presentation of the performing party's invoice, which shall set forth the basis upon which such amount was calculated.

3.3.  Notwithstanding Section 3.2, the parties may agree to Alternative Damages in a Transaction Confirmation executed in writing by both parties.

3.4.  In addition to Sections 3.2 and 3.3, the parties may provide for a Termination Option in a Transaction Confirmation executed in writing by both parties. The Transaction Confirmation containing the Termination Option will designate the length of nonperformance triggering the Termination Option and the procedures for exercise thereof, how damages for nonperformance will be compensated, and how liquidation costs will be calculated.

SECTION 4.    TRANSPORTATION, NOMINATIONS, AND IMBALANCES

4.1.  Seller shall have the sole responsibility for transporting the Gas to the Delivery Point(s). Buyer shall have the sole responsibility for transporting the Gas from the Delivery Point(s).

4.2.  The parties shall coordinate their nomination activities, giving sufficient time to meet the deadlines of the affected Transporter(s). Each party shall give the other party timely prior Notice, sufficient to meet the requirements of all Transporter(s) involved in the transaction, of the quantities of Gas to be delivered and purchased each Day. Should either party become aware that actual deliveries at the Delivery Point(s) are greater or lesser than the Scheduled Gas, such party shall promptly notify the other party.

4.3.  The parties shall use commercially reasonable efforts to avoid imposition of any Imbalance Charges. If Buyer or Seller receives an invoice from a Transporter that includes Imbalance Charges, the parties shall determine the validity as well as the cause of such Imbalance Charges. If the Imbalance Charges were incurred as a result of Buyer's receipt of quantities of Gas greater than or less than the Scheduled Gas, then Buyer shall pay for such Imbalance Charges or reimburse Seller for such Imbalance Charges paid by Seller. If the Imbalance Charges were incurred as a result of Seller's delivery of quantities of Gas greater than or less than the Scheduled Gas, then Seller shall pay for such Imbalance Charges or reimburse Buyer for such Imbalance Charges paid by Buyer.

SECTION 5.    QUALITY AND MEASUREMENT

All Gas delivered by Seller shall meet the pressure, quality and heat content requirements of the Receiving Transporter. The unit of quantity measurement for purposes of this Contract shall be one MMBtu dry. Measurement of Gas quantities hereunder shall be in accordance with the established procedures of the Receiving Transporter.

SECTION 6.    TAXES

The parties have selected either "Buyer Pays At and After Delivery Point" or "Seller Pays Before and At Delivery Point" as indicated on the Base Contract.

Buyer Pays At and After Delivery Point:

Seller shall pay or cause to be paid all taxes, fees, levies, penalties, licenses or charges imposed by any government authority ("Taxes") on or with respect to the Gas prior to the Delivery Point(s). Buyer shall pay or cause to be paid all Taxes on or with respect to the Gas at the Delivery Point(s) and all Taxes after the Delivery Point(s). If a party is required to remit or pay Taxes that are the other party's responsibility hereunder, the party responsible for such Taxes shall promptly reimburse the other party for such Taxes. Any party entitled to an exemption from any such Taxes or charges shall furnish the other party any necessary documentation thereof.

Seller Pays Before and At Delivery Point:

Seller shall pay or cause to be paid all taxes, fees, levies, penalties, licenses or charges imposed by any government authority ("Taxes") on or with respect to the Gas prior to the Delivery Point(s) and all Taxes at the Delivery Point(s). Buyer shall pay or cause to be paid all Taxes on or with respect to the Gas after the Delivery Point(s). If a party is required to remit or pay Taxes that are the other party's responsibility hereunder, the party responsible for such Taxes shall promptly reimburse the other party for such Taxes. Any party entitled to an exemption from any such Taxes or charges shall furnish the other party any necessary documentation thereof.

SECTION 7.    BILLING, PAYMENT, AND AUDIT

7.1.  Seller shall invoice Buyer for Gas delivered and received in the preceding Month and for any other applicable charges, providing supporting documentation acceptable in industry practice to support the amount charged. If the actual quantity delivered is not known by the billing date, billing will be prepared based on the quantity of Scheduled Gas. The invoiced quantity will then be adjusted to the actual quantity on the following Month's billing or as soon thereafter as actual delivery information is available.

7.2.  Buyer shall remit the amount due under Section 7.1 in the manner specified in the Base Contract, in immediately available funds, on or before the later of the Payment Date or 10 Days after receipt of the invoice by Buyer; provided that if the Payment Date is not a Business Day, payment is due on the next Business Day following that date. In the event any Payments are due Buyer hereunder, payment to Buyer shall be made in accordance with this Section 7.2.

7.3.  In the event payments become due pursuant to Sections 3.2 or 3.3, the performing party may submit an invoice to the nonperforming party for an accelerated payment setting forth the basis upon which the invoiced amount was calculated. Payment from the nonperforming party will be due five Business Days after receipt of invoice.

7.4.  If the invoiced party, in good faith, disputes the amount of any such invoice or any part thereof, such invoiced party will pay such amount as it concedes to be correct; provided, however, if the invoiced party disputes the amount due, it must provide supporting documentation acceptable in industry practice to support the amount paid or disputed. In the event the parties are unable to resolve such dispute, either party may pursue any remedy available at law or in equity to enforce its rights pursuant to this Section.

7.5.  If the invoiced party fails to remit the full amount payable when due, interest on the unpaid portion shall accrue from the date due until the date of payment at a rate equal to the lower of (i) the then-effective prime rate of interest published under "Money Rates" by The Wall Street Journal, plus two percent per annum; or (ii) the maximum applicable lawful interest rate.

7.6.  A party shall have the right, at its own expense, upon reasonable Notice and at reasonable times, to examine and audit and to obtain copies of the relevant portion of the books, records, and telephone recordings of the other party only to the extent reasonably necessary to verify the accuracy of any statement, charge, payment, or computation made under the Contract. This right to examine, audit, and to obtain copies shall not be available with respect to proprietary information not directly relevant to transactions under this Contract. All invoices and billings shall be conclusively presumed final and accurate and all associated claims for under- or overpayments shall be deemed waived unless such invoices or billings are objected to in writing, with adequate explanation and/or documentation, within two years after the Month of Gas delivery. All retroactive adjustments under Section 7 shall be paid in full by the party owing payment within 30 Days of Notice and substantiation of such inaccuracy.

7.7.  Unless the parties have elected on the Base Contract not to make this Section 7.7 applicable to this Contract, the parties shall net all undisputed amounts due and owing, and/or past due, arising under the Contract such that the party owing the greater amount shall make a single payment of the net amount to the other party in accordance with Section 7; provided that no payment required to be made pursuant to the terms of any Credit Support Obligation or pursuant to Section 7.3 shall be subject to netting under this Section. If the parties have executed a separate netting agreement, the terms and conditions therein shall prevail to the extent inconsistent herewith.

SECTION 8.    TITLE, WARRANTY, AND INDEMNITY

8.1.  Unless otherwise specifically agreed, title to the Gas shall pass from Seller to Buyer at the Delivery Point(s). Seller shall have responsibility for and assume any liability with respect to the Gas prior to its delivery to Buyer at the specified Delivery Point(s). Buyer shall have responsibility for and any liability with respect to said Gas after its delivery to Buyer at the Delivery Point(s).

8.2.  Seller warrants that it will have the right to convey and will transfer good and merchantable title to all Gas sold hereunder and delivered by it to Buyer, free and clear of all liens, encumbrances, and claims. EXCEPT AS PROVIDED IN THIS SECTION 8.2 AND IN SECTION 14.8, ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE, ARE DISCLAIMED.

8.3.  Seller agrees to indemnify Buyer and save it harmless from all losses, liabilities or claims including reasonable attorneys' fees and costs of court ("Claims"), from any and all persons, arising from or out of claims of title, personal injury or property damage from said Gas or other charges thereon which attach before title passes to Buyer. Buyer agrees to indemnify Seller and save it harmless from all Claims, from any and all persons, arising from or out of claims regarding payment, personal injury or property damage from said Gas or other charges thereon which attach after title passes to Buyer.

8.4.  Notwithstanding the other provisions of this Section 8, as between Seller and Buyer, Seller will be liable for all Claims to the extent that such arise from the failure of Gas delivered by Seller to meet the quality requirements of Section 5.

SECTION 9.    NOTICES

9.1.  All Transaction Confirmations, invoices, payments and other communications made pursuant to the Base Contract ("Notices") shall be made to the addresses specified in writing by the respective parties from time to time.

9.2.  All Notices required hereunder may be sent by facsimile or mutually acceptable electronic means, a nationally recognized overnight courier service, first class mail or hand delivered.

9.3.  Notice shall be given when received on a Business Day by the addressee. In the absence of proof of the actual receipt date, the following presumptions will apply. Notices sent by facsimile shall be deemed to have been received upon the sending party's receipt of its facsimile machine's confirmation of successful transmission. If the day on which such facsimile is received is not a Business Day or is after five p.m. on a Business Day, then such facsimile shall be deemed to have been received on the next following Business Day. Notice by overnight mail or courier shall be deemed to have been received on the next Business Day after it was sent or such earlier time as is confirmed by the receiving party. Notice via first class mail shall be considered delivered five Business Days after mailing.

SECTION 10.    FINANCIAL RESPONSIBILITY

10.1.  If either party ("X") has reasonable grounds for insecurity regarding the performance of any obligation under this Contract (whether or not then due) by the other party ("Y") (including, without limitation, the occurrence of a material change in the creditworthiness of Y), X may demand Adequate Assurance of Performance. "Adequate Assurance of Performance" shall mean sufficient security in the form, amount and for the term reasonably acceptable to X, including, but not limited to, a standby irrevocable letter of credit, a prepayment, a security interest in an asset or a performance bond or guaranty (including the issuer of any such security).

10.2.  In the event (each an "Event of Default") either party (the "Defaulting Party") or its guarantor shall: (i) make an assignment or any general arrangement for the benefit of creditors; (ii) file a petition or otherwise commence, authorize, or acquiesce in the commencement of a proceeding or case under any bankruptcy or similar law for the protection of creditors or have such petition filed or proceeding commenced against it; (iii) otherwise become bankrupt or insolvent (however evidenced); (iv) be unable to pay its debts as they fall due; (v) have a receiver, provisional liquidator, conservator, custodian, trustee or other similar official appointed with respect to it or substantially all of its assets; (vi) fail to perform any obligation to the other party with respect to any Credit Support Obligations relating to the Contract, (vii) fail to give Adequate Assurance of Performance under Section 10.1 within 48 hours but at least one Business Day of a written request by the other party; or (viii) not have paid any amount due the other party hereunder on or before the second Business Day following written Note that such payment is due; then the other party (the "Non-Defaulting Party") shall have the right, at its sole election, to immediately withhold and/or suspend deliveries or payments upon Notice and/or to terminate and liquidate the transactions under the Contract, in the manner provided in Section 10.3, in addition to any and all other remedies available hereunder.

10.3.  If an Event of Default has occurred and is continuing, the Non-Defaulting Party shall have the right, by Notice to the Defaulting Party, to designate a Day, no earlier than the Day such Notice is given and no later than 20 Days after such Notice is given, as an early termination date (the "Early Termination Date") for the liquidation and termination pursuant to Section 10.3.1 of all transactions under the Contract, each a "Terminated Transaction". On the Early Termination Date, all transactions will terminate, other than those transactions, if any, that may not be liquidated and terminated under applicable law or that are, in the reasonable opinion of the Non-Defaulting Party, commercially impracticable to liquidate and terminate ("Excluded Transactions"), which Excluded Transactions must be liquidated and terminated as soon thereafter as is reasonably practicable, and upon termination shall be a Terminated Transaction and be valued consistent with Section 10.3.1 below. With respect to each Excluded Transaction, its actual termination date shall be the Early Termination Date for purposes of Section 10.3.1.

The parties have selected either "Early Termination Damages Apply" or "Early Termination Damages Do Not Apply" as indicated on the Base Contract.

Early Termination Damages Apply:

        10.3.1.  As of the Early Termination Date, the Non-Defaulting Party shall determine, in good faith and in a commercially reasonable manner, (i) the amount owed (whether or not then due) by each party with respect to all Gas delivered and received between the parties under Terminated Transactions and Excluded Transactions on and before the Early Termination Date and all other applicable charges relating to such deliveries and receipts (including without limitation any amounts owed under Section 3.2), for which payment has not yet been made by the party that owes such payment under this Contract and (ii) the Market Value, as defined below, of each Terminated Transaction. The Non-Defaulting Party shall (x) liquidate and accelerate each Terminated Transaction at its Market Value, so that each amount equal to the difference between such Market Value and the Contract Value, as defined below, of such Terminated Transaction(s) shall be due to the Buyer under the Terminated Transaction(s) if such Market Value exceeds the Contract Value and to the Seller if the opposite is the case; and (y) where appropriate, discount each amount then due under clause (x) above to present value in a commercially reasonable manner as of the Early Termination Date (to take account of the period between the date of liquidation and the date on which such amount would have otherwise been due pursuant to the relevant Terminated Transactions).

For purposes of this Section 10.3.1, "Contract Value" means the amount of Gas remaining to be delivered or purchased under a transaction multiplied by the Contract Price, and "Market Value" means the amount of Gas remaining to be delivered or purchased under a transaction multiplied by the market price for a similar transaction at the Delivery Point determined by the Non-Defaulting Party in a commercially reasonable manner. To ascertain the Market Value, the Non-Defaulting Party may consider, among other valuations, any or all of the settlement prices of NYMEX Gas futures contracts, quotations from leading dealers in energy swap contracts or physical gas trading markets, similar sales or purchases and any other bona fide third-party offers, all adjusted for the length of the term and differences in transportation costs. A party shall not be required to enter into a replacement transaction(s) in order to determine the Market Value. Any extension(s) of the term of a transaction to which parties are not bound as of the Early Termination Date (including but not limited to "evergreen provisions") shall not be considered in determining Contract Values and Market Values. For the avoidance of doubt, any option pursuant to which one party has the right to extend the term of a transaction shall be considered in determining Contract Values and Market Values. The rate of interest used in calculating net present value shall be determined by the Non-Defaulting Party in a commercially reasonable manner.

Early Termination Damages Do Not Apply:

        10.3.1.  As of the Early Termination Date, the Non-Defaulting Party shall determine, in good faith and in a commercially reasonable manner, the amount owed (whether or not then due) by each party with respect to all Gas delivered and received between the parties under Terminated Transactions and Excluded Transactions on and before the Early Termination Date and all other applicable charges relating to such deliveries and receipts (including without limitation any amounts owed under Section 3.2), for which payment has not yet been made by the party that owes such payment under this Contract.

The parties have selected either "Other Agreement Setoffs Apply" or "Other Agreement Setoffs Do Not Apply" as indicated on the Base Contract.

Other Agreement Setoffs Apply:

        10.3.2.  The Non-Defaulting Party shall net or aggregate, as appropriate, any and all amounts owing between the parties under Section 10.3.1, so that all such amounts are netted or aggregated to a single liquidated amount payable by one party to the other (the "Net Settlement Amount"). At its sole option and without prior Notice to the Defaulting Party, the Non-Defaulting Party may setoff (i) any Net Settlement Amount owed to the Non-Defaulting Party against any margin or other collateral held by it in connection with any Credit Support Obligation relating to the Contract; or (ii) any Net Settlement Amount payable to the Defaulting Party against any amount(s) payable by the Defaulting Party to the Non-Defaulting Party under any other agreement or arrangement between the parties.

Other Agreement Setoffs Do Not Apply:

        10.3.2.  The Non-Defaulting Party shall net or aggregate, as appropriate, any and all amounts owing between the parties under Section 10.3.1, so that all such amounts are netted or aggregated to a single liquidated amount payable by one party to the other (the "Net Settlement Amount"). At its sole option and without prior Notice to the Defaulting Party, the Non-Defaulting Party may setoff any Net Settlement Amount owed to the Non-Defaulting Party against any margin or other collateral held by it in connection with any Credit Support Obligation relating to the Contract.

        10.3.3.  If any obligation that is to be included in any netting, aggregation or setoff pursuant to Section 10.3.2 is unascertained, the Non-Defaulting Party may in good faith estimate that obligation and net, aggregate or setoff, as applicable, in respect of the estimate, subject to the Non-Defaulting Party accounting to the Defaulting Party when the obligation is ascertained. Any amount not then due which is included in any netting, aggregation or setoff pursuant to Section 10.3.2 shall be discounted to net present value in a commercially reasonable manner determined by the Non-Defaulting Party.

10.4.  As soon as practicable after a liquidation, Notice shall be given by the Non-Defaulting Party to the Defaulting Party of the Net Settlement Amount, and whether the Net Settlement Amount is due to or due from the Non-Defaulting Party. The Notice shall include a written statement explaining in reasonable detail the calculation of such amount, provided that failure to give such Notice shall not affect the validity or enforceability of the liquidation or give rise to any claim by the Defaulting Party against the Non-Defaulting Party. The Net Settlement Amount shall be paid by the close of business on the second Business Day following such Notice, which date shall not be earlier than the Early Termination Date. Interest on any unpaid portion of the Net Settlement Amount shall accrue from the date due until the date of payment at a rate equal to the lower of (i) the then-effective prime rate of interest published under "Money Rates" by The Wall Street Journal, plus two percent per annum; or (ii) the maximum applicable lawful interest rate.

10.5.  The parties agree that the transactions hereunder constitute a "forward contract" within the meaning of the United States Bankruptcy Code and that Buyer and Seller are each "forward contract merchants" within the meaning of the United States Bankruptcy Code.

10.6.  The Non-Defaulting Party's remedies under this Section 10 are the sole and exclusive remedies of the Non-Defaulting Party with respect to the occurrence of any Early Termination Date. Each party reserves to itself all other rights, setoffs, counterclaims and other defenses that it is or may be entitled to arising from the Contract.

10.7.  With respect to this Section 10, if the parties have executed a separate netting agreement with close-out netting provisions, the terms and conditions therein shall prevail to the extent inconsistent herewith.

SECTION 11.    FORCE MAJEURE

11.1.  Except with regard to a party's obligation to make payment(s) due under Section 7, Section 10.4, and Imbalance Charges under Section 4, neither party shall be liable to the other for failure to perform a Firm obligation, to the extent such failure was caused by Force Majeure. The term "Force Majeure" as employed herein means any cause not reasonably within the control of the party claiming suspension, as further defined in Section 11.2.

11.2.  Force Majeure shall include, but not be limited to, the following: (i) physical events such as acts of God, landslides, lightning, earthquakes, fires, storms or storm warnings, such as hurricanes, which result in evacuation of the affected area, floods, washouts, explosions, breakage or accident or necessity of repairs to machinery or equipment or lines of pipe; (ii) weather related events affecting an entire geographic region, such as low temperatures which cause freezing or failure of wells or lines of pipe; (iii) interruption and/or curtailment of Firm transportation and/or storage by Transporters; (iv) acts of others such as strikes, lockouts or other industrial disturbances, riots, sabotage, insurrections or wars; and (v) governmental actions such as necessity for compliance with any court order, law, statute, ordinance, regulation, or policy having the effect of law promulgated by a governmental authority having jurisdiction. Seller and Buyer shall make reasonable efforts to avoid the adverse impacts of a Force Majeure and to resolve the event or occurrence once it has occurred in order to resume performance.

11.3.  Neither party shall be entitled to the benefit of the provisions of Force Majeure to the extent performance is affected by any or all of the following circumstances: (i) the curtailment of interruptible or secondary Firm transportation unless primary, in-path, Firm transportation is also curtailed; (ii) the party claiming excuse failed to remedy the condition and to resume the performance of such covenants or obligations with reasonable dispatch; or (iii) economic hardship, to include, without limitation, Seller's ability to sell Gas at a higher or more advantageous price than the Contract Price, Buyer's ability to purchase Gas at a lower or more advantageous price than the Contract Price, or a regulatory agency disallowing, in whole or in part, the pass through of costs resulting from this Agreement; (iv) the loss of Buyer's market(s) or Buyer's inability to use or resell Gas purchased hereunder, except, in either case, as provided in Section 11.2; or (v) the loss or failure of Seller's gas supply or depletion of reserves, except, in either case, as provided In Section 11.2. The party claiming Force Majeure shall not be excused from its responsibility for Imbalance Charges.

11.4.  Notwithstanding anything to the contrary herein, the parties agree that the settlement of strikes, lockouts or other industrial disturbances shall be within the sole discretion of the party experiencing such disturbance.

11.5.  The party whose performance is prevented by Force Majeure must provide Notice to the other party. Initial Notice may be given orally; however, written Notice with reasonably full particulars of the event or occurrence is required as soon as reasonably possible. Upon providing written Notice of Force Majeure to the other party, the affected party will be relieved of its obligation, from the onset of the Force Majeure event, to make or accept delivery of Gas, as applicable, to the extent and for the duration of Force Majeure, and neither party shall be deemed to have failed in such obligations to the other during such occurrence or event.

11.6.  Notwithstanding Sections 11.2 and 11.3, the parties may agree to alternative Force Majeure provisions in a Transaction Confirmation executed in writing by both parties.

SECTION 12.    TERM

This Contract may be terminated on 30 Days written Notice, but shall remain in effect until the expiration of the latest Delivery Period of any transaction(s). The rights of either party pursuant to Section 7.6 and Section 10, the obligations to make payment hereunder, and the obligation of either party to indemnify the other, pursuant hereto shall survive the termination of the Base Contract or any transaction.

SECTION 13.    LIMITATIONS

FOR BREACH OF ANY PROVISION FOR WHICH AN EXPRESS REMEDY OR MEASURE OF DAMAGES IS PROVIDED, SUCH EXPRESS REMEDY OR MEASURE OF DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY. A PARTY'S LIABILITY HEREUNDER SHALL BE LIMITED AS SET FORTH IN SUCH PROVISION, AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. IF NO REMEDY OR MEASURE OF DAMAGES IS EXPRESSLY PROVIDED HEREIN OR IN A TRANSACTION, A PARTY'S LIABILITY SHALL BE LIMITED TO DIRECT ACTUAL DAMAGES ONLY. SUCH DIRECT ACTUAL DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY, AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. UNLESS EXPRESSLY HEREIN PROVIDED, NEITHER PARTY SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, BY STATUTE, IN TORT OR CONTRACT, UNDER ANY INDEMNITY PROVISION OR OTHERWISE. IT IS THE INTENT OF THE PARTIES THAT THE LIMITATIONS HEREIN IMPOSED ON REMEDIES AND THE MEASURE OF DAMAGES BE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING THE NEGLIGENCE OF ANY PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE. TO THE EXTENT ANY DAMAGES REQUIRED TO BE PAID HEREUNDER ARE LIQUIDATED, THE PARTIES ACKNOWLEDGE THAT THE DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE, OR OTHERWISE OBTAINING AN ADEQUATE REMEDY IS INCONVENIENT AND THE DAMAGES CALCULATED HEREUNDER CONSTITUTE A REASONABLE APPROXIMATION OF THE HARM OR LOSS.

SECTION 14.    MISCELLANEOUS

14.1.  This Contract shall be binding upon and inure to the benefit of the successors, assigns, personal representatives, and heirs of the respective parties hereto, and the covenants, conditions, rights and obligations of this Contract shall run for the full term of this Contract. No assignment of this Contract, in whole or in part, will be made without the prior written consent of the non-assigning party (and shall not relieve the assigning party from liability hereunder), which consent will not be unreasonably withheld or delayed; provided, either party may (i) transfer, sell, pledge, encumber, or assign this Contract or the accounts, revenues, or proceeds hereof in connection with any financing or other financial arrangements, or (ii) transfer its interest to any parent or affiliate by assignment, merger or otherwise without the prior approval of the other party. Upon any such assignment, transfer and assumption, the transferor shall remain principally liable for and shall not be relieved of or discharged from any obligations hereunder.

14.2.  If any provision in this Contract is determined to be invalid, void or unenforceable by any court having jurisdiction, such determination shall not invalidate, void, or make unenforceable any other provision, agreement or covenant of this Contract.

14.3.  No waiver of any breach of this Contract shall be held to be a waiver of any other or subsequent breach.

14.4.  This Contract sets forth all understandings between the parties respecting each transaction subject hereto, and any prior contracts, understandings and representations, whether oral or written, relating to such transactions are merged into and superseded by this Contract and any effective transaction(s). This Contract may be amended only by a writing executed by both parties.

14.5.  The interpretation and performance of this Contract shall be governed by the laws of the jurisdiction as indicated on the Base Contract, excluding, however, any conflict of laws rule which would apply the law of another jurisdiction.

14.6.  This Contract and all provisions herein will be subject to all applicable and valid statutes, rules, orders and regulations of any governmental authority having jurisdiction over the parties, their facilities, or Gas supply, this Contract or transaction or any provisions thereof.

14.7.  There is no third party beneficiary to this Contract.

14.8.  Each party to this Contract represents and warrants that it has full and complete authority to enter into and perform this Contract. Each person who executes this Contract on behalf of either party represents and warrants that it has full and complete authority to do so and that such party will be bound thereby.

14.9.  The headings and subheadings contained in this Contract are used solely for convenience and do not constitute a part of this Contract between the parties and shall not be used to construe or interpret the provisions of this Contract.

14.10.  Unless the parties have elected on the Base Contract not to make this Section 14.10 applicable to this Contract, neither party shall disclose directly or indirectly without the prior written consent of the other party the terms of any transaction to a third party (other than the employees, lenders, royalty owners, counsel, accountants and other agents of the party, or prospective purchasers of all or substantially all of a party's assets or of any rights under this Contract, provided such persons shall have agreed to keep such terms confidential) except (i) in order to comply with any applicable law, order, regulation, or exchange rule, (ii) to the extent necessary for the enforcement of this Contract, (iii) to the extent necessary to implement any transaction, or (iv) to the extent such information is delivered to such third party for the sole purpose of calculating a published index. Each party shall notify the other party of any proceeding of which it is aware which may result in disclosure of the terms of any transaction (other than as permitted hereunder) and use reasonable efforts to prevent or limit the disclosure. The existence of this Contract is not subject to this confidentiality obligation. Subject to Section 13, the parties shall be entitled to all remedies available at law or in equity to enforce, or seek relief in connection with this confidentiality obligation. The terms of any transaction hereunder shall be kept confidential by the parties hereto for one year from the expiration of the transaction.

In the event that disclosure is required by a governmental body or applicable law, the party subject to such requirement may disclose the material terms of this Contract to the extent so required, but shall promptly notify the other party, prior to disclosure, and shall cooperate (consistent with the disclosing party's legal obligations) with the other party's efforts to obtain protective orders or similar restraints with respect to such disclosure at the expense of the other party.

14.11  The parties may agree to dispute resolution procedures in Special Provisions attached to the Base Contract or in a Transaction Confirmation executed in writing by both parties.

DISCLAIMER: The purposes of this Contract are to facilitate trade, avoid misunderstandings and make more definite the terms of contracts of purchase and sale of natural gas. Further, NAESB does not mandate the use of this Contract by any party. NAESB DISCLAIMS AND EXCLUDES, AND ANY USER OF THIS CONTRACT ACKNOWLEDGES AND AGREES TO NAESB'S DISCLAIMER OF, ANY AND ALL WARRANTIES, CONDITIONS OR REPRESENTATIONS, EXPRESS OR IMPLIED, ORAL OR WRITTEN, WITH RESPECT TO THIS CONTRACT OR ANY PART THEREOF, INCLUDNG ANY AND ALL IMPLIED WARRANTIES OR CONDITIONS OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY, OR FITNESS OR SUITABILITY FOR ANY PARTICULAR PURPOSE (WHETHER OR NOT NAESB KNOWS, HAS REASON TO KNOW, HAS BEEN ADVISED, OR IS OTHERWISE IN FACT AWARE OF ANY SUCH PURPOSE), WHETHER ALLEGED TO ARISE BY LAW, BY REASON OF CUSTOM OR USAGE IN THE TRADE, OR BY COURSE OF DEALING. EACH USER OF THIS CONTRACT ALSO AGREES THAT UNDER NO CIRCUMSTANCES WILL NAESB BE LIABLE FOR ANY DIRECT, SPECIAL, INCIDENTAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING OUT OF ANY USE OF THIS CONTRACT.

	TRANSACTION CONFIRMATION FOR IMMEDIATE DELIVERY	EXHIBIT A
Letterhead/Logo		Date: , Transaction Confirmation #:

This Transaction Confirmation is subject to the Base Contract between Seller and Buyer dated                         . The terms of this Transaction Confirmation are binding unless disputed in writing specified within 2 Business Days of receipt unless otherwise specified in the Base Contract.

SELLER:	BUYER:

Attn:	Attn:
Phone:	Phone:
Fax:	Fax:
Base Contract No.	Base Contract No.
Transporter:	Transporter:
Transporter Contract Number:	Transporter Contract Number:
Contract Price: $ /MMBtu or
Delivery Period: Begin: ,	End: ,

Performance Obligation and Contract Quantity: (Select One)
Firm (Fixed Quantity): MMBtus/day ☐ EFP	Firm (Variable Quantity): MMBtus/day Minimum MMBtus/day Maximum subject to Section 4.2 at election of ☐ Buyer or ☐ Seller	Interruptible: Up to MMBtus/day
Delivery Point(s): (If a pooling point is used, list a specific geographic and pipeline location):
Special Conditions:

Seller:	[NOT FOR EXECUTION]	Buyer:	[NOT FOR EXECUTION]
By:		By:
Title:		Title:
Date:		Date:

SPECIAL PROVISIONS TO BASE CONTRACT FOR
SALE AND PURCHASE OF NATURAL GAS (FORM NAESB Standard 6.3.1)
BY AND BETWEEN SHELL ENERGY NORTH AMERICA (US), L.P. AND DALLAS CLEAN ENERGY, LLC
DATED MARCH 30, 2009

SECTION

1.2	Oral Transaction Procedure:

Delete the fifth sentence, and replace with the following: "Notwithstanding the foregoing sentence, the parties agree that Confirming Party shall, and the other party may, confirm a telephonic transaction by sending the other party a Transaction Confirmation by facsimile, EDI or mutually agreeable electronic means within three Business Days of a transaction covered by the Section 1.2 (Oral Transaction Procedure); provided, however, the parties agree that with respect to any transaction having a Delivery Period of less than one Month that such transactions shall be documented by a recording of the telephone transaction, which recording may be made by either or both parties, and that neither party shall submit a written Transaction Confirmation. If any transaction having a Delivery Period of less than one Month is not recorded by the Confirming Party, then the Confirming Party shall, and the other party may, confirm such transaction by sending a Transaction Confirmation by facsimile, EDI or mutually agreeable electronic means. The failure to send a Transaction Confirmation shall not invalidate the oral agreement of the parties."
1.4
At the end of Section 1.4, insert the following text: "For those transactions documented by telephone recordings, no such transaction shall be vitiated should a malfunction occur in equipment regularly utilized for recording transactions or retaining any recorded transactions or the operation thereof, and in such event the transaction shall be evidenced by the written and computer records of the parties concerning the transaction made contemporaneously with the telephone conversation."
2.27	At the end of the sentence add the phrase: "except for those transactions having a Delivery Period of less than one Month which are documented by telephone recordings pursuant to Section 1.2."
5
Add the following sentence at the end of the paragraph: "EXCEPT FOR THE OTHER PROVISIONS IN THIS SECTION 5, SELLER HEREBY NEGATES ALL EXPRESS, IMPLIED, OR STATUTORY REPRESENTATIONS AND WARRANTIES OF ANY KIND, INCLUDING THOSE RELATING TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR ARISING FROM COURSE OF DEALING OR USAGE OF TRADE."
10.1
At the end of Section 10.1, insert the following sentence: "In the event that Shell Energy North America (US), L.P. maintains either an S&P issuer rating of BBB- or a Moody's corporate issuer rating of Baa3, or higher, then Shell Energy North America (US), L.P. shall not be required to provide any Adequate Assurance of Performance."
10.3.1
Add the following sentence to the end of the first paragraph of Section 10.3.1: "If the determination pursuant to clauses (x) and (y) above of the difference between the Market Value(s) and Contract Value(s) of all the Terminated Transactions does not result in an amount being owed to the Non-Defaulting Party, it shall be deemed that such difference is zero."
11.2
Insert the phrase "and (vi) a claim of Force Majeure of the foregoing type by a third party supplying the Gas delivered or to be delivered hereunder" before the period and after the word "jurisdiction" in the seventh line of Section 11.2.
12
Delete the second sentence of Section 12 and replace it with the following: "The rights of either party pursuant to: (i) Section 7.6, (ii) Section 10, (iii) Section 13, (iv) Section 14.10, (v) Waiver of Jury Trial provisions (if applicable), (vi) Arbitration provisions (if applicable), (vii) the obligation to make payment hereunder, and (viii) the obligation of either party to indemnify the other pursuant hereto, shall survive the termination of the Base Contract or any transaction."
14.10
Add the following new sentence to the end of the first paragraph of Section 14.10: "With respect to financial statements provided in connection with the Contract, this obligation shall survive for a period of three (3) years following the date such financial statements were provided to a party."

INITIAL/APPROVAL
COUNTERPARTY
SHELL ENERGY

QuickLinks

  Exhibit 10.50
General Terms and Conditions Base Contract for Sale and Purchase of Natural Gas
SPECIAL PROVISIONS TO BASE CONTRACT FOR SALE AND PURCHASE OF NATURAL GAS (FORM NAESB Standard 6.3.1) BY AND BETWEEN SHELL ENERGY NORTH AMERICA (US), L.P. AND DALLAS CLEAN ENERGY, LLC DATED MARCH 30, 2009